EXHIBIT 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS SECOND-QUARTER 2007 RESULTS

GALION, Ohio, July 25, 2007 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the second quarter ended June 30, 2007.

PECO II reported net sales of $10.6 million in the second quarter of 2007 compared with $8.1 million in the first quarter of 2007, a 30.4 percent increase, and $13.6 million in the second quarter of 2006, a 22.3 percent decrease. The Company reported a net loss of $0.7 million or $0.03 per diluted share, for the second quarter of 2007, compared with a net loss of $2.4 million or $0.09 per diluted share, for the first quarter of 2007 and a net loss of $1.5 million, or $0.05 per diluted share, for the second quarter of 2006.

EBITDA was a loss of $0.2 million in the second quarter of 2007, compared with an EBITDA loss of $1.8 million for the first quarter of 2007 and an EBITDA loss of $0.8 million for the second quarter of 2006. An explanation and reconciliation of GAAP net income to EBITDA is included as Attachment A.

The net-loss reduction of approximately $1.7 million from the first quarter to the second quarter of 2007 was primarily attributed to the sequential revenue growth combined with savings realized from implementation of the Company’s cost-reduction programs that began in late 2006 and early 2007.

Cash flows provided for operating activities for the six months ended June 30, 2007, was a positive $0.8 million. This was primarily from reductions in accounts receivable and inventory offset by the net loss and decreases in accounts payable.

Bookings increased during the second quarter of 2007, resulting in a sales backlog of $6.4 million as of June 30, 2007. The second quarter backlog was a 22.4 percent increase from the $5.2 million in the first quarter of 2007. The bookings-to-billings ratio reflects customer orders received as compared with the same period’s billings and is an indication of future periods. For the second quarter of 2007, the ratio was 1.1 to 1.

PECO II, Inc. Second-quarter 2007 Results/2

PECO II CEO John Heindel stated, “The second quarter financial performance reflects solid in-year revenue growth for both products and services; significant continued improvement in the operating performance of the services business; and the impact of savings resulting from our strategic outsourcing initiative, started in 2006, and our cost-reduction initiative that we announced at the end of the first quarter of 2007.”

Heindel added that, as previously announced, the Company has embarked on a strategic outsourcing strategy for certain non-core manufacturing operations that will improve PECO II’s ability to compete in the marketplace. Currently, the Company has completed the transfer of approximately 90 percent of this work to selected vendors. The remaining work is forecasted to be transitioned by the end of the third quarter.

On the customer front, Heindel noted that the Company has renewed a sole short-source, three-year contract with one of its key customers; signed a channel partner to resell the Company’s products into the Canadian market; received exclusive standardization and approval for its inverters at a large Canadian energy company; and was awarded an additional services contract with a key customer.

Heindel added that PECO II continues to make progress with its introduction and approval of new products, notwithstanding the reduced business volume when compared to the first half of 2006. The Company received initial orders from two wireline customers for the new BD Series of products. The low-profile, high-density BD Series greatly reduces the cost of upgrading sites with end-of-life ferro resonant or first generation switchmode rectifiers by allowing customers to continue to utilize existing distribution facilities.

Additionally, the Company developed a combination rectifier/inverter plant for new cell site applications. A Tier 1 wireless carrier began using the plant to simultaneously provide DC power to the cell site equipment and AC power to the Network Interface Unit serving the cell site. The product enables the wireless carrier to function even during an AC outage that affects the grid serving both the site and network. In addition, the Company completed five additional First Office Applications for the 129FD power plant in wireline customer networks.

Looking forward, Heindel noted that the Company must; continue to improve both the breadth and performance of its product portfolio to ensure that it continues to address the evolving requirements of its customers; sustain the business performance gains realized in its services business in a very price sensitive marketplace; and, complete its outsourcing and cost-reduction initiatives to return the business to profitability.

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, July 25, 2007, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

PECO II, Inc. Second-quarter 2007 Results/3

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Second-quarter 2007 Results/4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

(unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2007	2006	2007	2006
Net sales:
Product	$7,256	$10,130	$13,151	$17,681
Services	3,298	3,448	5,497	6,368

	10,554	13,578	18,648	24,049
Cost of goods sold:
Product	6,305	8,429	11,746	14,146
Services	2,490	3,089	4,269	5,819

	8,795	11,518	16,015	19,965
Gross margin:
Product	951	1,701	1,405	3,535
Services	808	359	1,228	549

	1,759	2,060	2,633	4,084
Operating expenses:
Research, development and engineering	495	897	1,335	1,686
Selling, general and administrative	2,091	2,823	4,597	5,027

	2,586	3,720	5,932	6,713

Loss from operations	(827)	(1,660)	(3,299)	(2,629)
Interest income, net	95	123	197	238

Loss before income taxes	(732)	(1,537)	(3,102)	(2,391)
Income tax (provision) benefit	(13)	82	(27)	64

Net loss	$(745)	$(1,455)	$(3,129)	$(2,327)

Net loss per common share:
Basic and diluted	$(0.03)	$(0.05)	$(0.12)	$(0.09)

Weighted average common shares outstanding:

Basic and diluted	27,208	27,005	27,191	24,639

PECO II, Inc. Second-quarter 2007 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for per share data)

	June 30, 2007	December 31, 2006

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,724	$5,259
Restricted cash	—	3,500
Accounts receivable, net of allowance of $85 at June 30, 2007 and $105 at December 31, 2006	5,025	6,611
Inventories, net of allowance of $1,961 at June 30, 2007 and $2,446 at December 31, 2006	8,380	11,057
Cost and earnings in excess of billings on uncompleted contracts	1,432	1,142
Prepaid expenses and other current assets	289	438
Assets held for sale	411	825

Total current assets	23,261	28,832

Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	7,251	7,252
Machinery and equipment	2,956	2,998
Furniture and fixtures	5,634	5,646

	16,036	16,091
Less-accumulated depreciation	(11,057)	(10,798)

Property and equipment, net	4,979	5,293
Other assets:
Goodwill	5,965	6,017
Intangibles, net	4,358	4,895
Investment in joint venture	4	4

Total assets	$38,567	$45,041

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings under line of credit	$—	$2,249
Capital leases payable	304	353
Accounts payable	2,947	3,289
Billings in excess of cost and estimated earnings on uncompleted contracts	81	826
Accrued compensation expense	1,123	1,057
Accrued income taxes	60	94
Other accrued expenses	1,925	2,170

Total current liabilities	6,440	10,038

Shareholders’ equity:
Common stock, no par value: authorized 150,000,000 shares; 27,237,698 shares issued at June 30, 2007 and 27,173,550 shares issued at December 31, 2006	3,455	3,447
Warrants	5,032	5,012
Additional paid-in capital	116,229	116,004
Accumulated deficit	(92,589)	(89,460)

Total shareholders’ equity	32,127	35,003

Total liabilities and shareholders’ equity	$38,567	$45,041

PECO II, Inc. Second-quarter 2007 Results/6

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented. We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization, and non-cash stock compensation expense. Other companies may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP Net Loss to EBITDA

(unaudited)

	For the Three Months Ended June 30,
(In thousands)	2007	2006
2007 and 2006 EBITDA Breakdown
Net Loss per GAAP	$(745)	$(1,455)
Interest expense	$8	$31
Taxes	$13	$(82)
Depreciation/ amortization	$423	$538
Non-cash stock-based compensation	$102	$123

EBITDA	$(199)	$(845)